  Exhibit 5.1

[Letterhead of Womble Bond Dickinson (US) LLP]

May 9, 2025

Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242

Re:	Registration Statement on Form S-8 Relating to the Vulcan Materials Company 2025 Omnibus Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Vulcan Materials Company, a New Jersey corporation (the “Company”), in connection with the preparation of the Company’s above-referenced registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 9, 2025. The Registration Statement relates to the offer by the Company of an aggregate of 8,200,000 shares of common stock, $1.00 par value (the “Shares”), of the Company, which are issuable pursuant to the Vulcan Materials Company 2025 Omnibus Long-Term Incentive Plan (the “Plan”). This opinion is delivered to you pursuant to Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K of the Commission. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the issuance of the Shares.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that upon issuance, delivery and payment therefor in the manner contemplated by the Plan and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the New Jersey Business Corporation Act, as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Bond Dickinson (US) LLP